EXHIBIT 99.1

PRESS RELEASE

                        Contact:
                        Amy Ford
                        Director of Investor Relations
                        Cabot Microelectronics Corporation
                                                                (630) 499-2600

CABOT MICROELECTRONICS CORPORATION REPORTS
RESULTS FOR THIRD QUARTER OF FISCAL 2009
▪	Sequential Revenue Growth of 90%
▪	Gross Profit Margin of 46.6% of Revenue
▪	Strong Balance Sheet with $171 Million of Cash and No Debt

AURORA, IL, July 23, 2009 – Cabot Microelectronics Corporation (Nasdaq:  CCMP), the world’s leading supplier of chemical mechanical planarization (CMP) polishing slurries and growing CMP pad supplier to the semiconductor industry, today reported financial results for its third quarter of fiscal 2009, which ended June 30.

Total revenue during the third fiscal quarter was $86.4 million, which represents an increase of 90.4 percent compared to the prior quarter on significantly stronger demand for the company’s products, particularly among its foundry customers.  The strong increase in demand versus the previous quarter enabled the company to achieve gross profit of 46.6 percent of revenue, net income of $9.0 million and cash flow from operations of $14.6 million for the third fiscal quarter, significantly outperforming prior quarter results.  The company’s balance sheet reflects a cash balance of $171.2 million and no debt outstanding as of June 30, 2009.

“We are delighted with our strong financial performance this quarter, which we believe reflects a combination of improved underlying demand and inventory replenishment within the semiconductor industry, as well as continued successful execution of our strategies and key initiatives.  Our flexible business model enabled our organization to rapidly ramp up to successfully meet the significant rebound in demand from our customers, while we continued to execute on cost saving initiatives resulting in our lowest level of quarterly operating expenses since fiscal 2006,” said William Noglows, Chairman and CEO of Cabot Microelectronics. “Given the historical volatility of the industry and our limited visibility into customer demand, we remain cautious regarding future industry demand.”

Mr. Noglows continued, “During the quarter, we made excellent progress on a number of strategic long-term initiatives. We completed the first phase of integration of our recent acquisition of Epoch Material Co. ahead of schedule, and we look forward to creating more value over time with on-going integration activities.  In addition, we were honored with Semiconductor International Magazine’s ‘Editor’s Choice Best Products’ award at SEMICON West last week for our D100 CMP polishing pad.  We believe this underscores the credibility of our pad offering and highlights the value that our pad brings to semiconductor manufacturers in terms of performance and cost of ownership.”

Key Financial Information

Total fiscal third quarter revenue of $86.4 million represents a 10.9 percent decrease from the record $97.0 million reported in the same quarter last year and a 90.4 percent increase from $45.4 million in the prior quarter.  The decrease in revenue from the same period last year primarily reflects the adverse impact of the global economic recession on demand for electronics.  Despite the continued economic downturn, the company experienced a significant sequential increase in demand across all business areas and geographies, led by sales to foundry customers.

Gross profit, expressed as a percentage of revenue, was 46.6 percent this quarter, compared to 46.8 percent in the same quarter a year ago and 28.0 percent in the prior quarter.  Compared to the year ago quarter, the slight decrease in gross profit percentage was primarily due to a lower valued product mix, partially offset by lower fixed costs.  The increase in gross profit percentage versus the previous quarter was primarily due to significantly increased utilization of the company’s manufacturing capacity.  Year to date, gross profit represents 41.9 percent of revenue.

Operating expenses, which include research, development and technical, selling and marketing, and general and administrative expenses, were $25.1 million in the fiscal third quarter, representing a $7.5 million, or 23.0 percent, decrease from $32.5 million in the same quarter a year ago.  The decrease was driven primarily by lower staffing related costs, decreased professional fees, which include costs to enforce the company’s intellectual property, and lower travel expenses.  These cost savings were partially offset by incremental costs relating to the company’s recent acquisition of Epoch.  Operating expenses were $4.9 million lower than the $30.0 million reported in the previous quarter, mostly due to the absence of $3.6 million in specific expense items recorded in the second fiscal quarter, as well as lower staffing related costs and professional fees.

Year-to-date, total operating expenses were $84.4 million, and the company expects operating expenses for full fiscal year 2009 to be at the low end of its previous guidance range of $115 million to $120 million.

Net income for the quarter was $9.0 million, down from $10.0 million in the same quarter last year on lower revenue as a result of the economic downturn, partially offset by the benefits of the company’s focused cost reduction efforts.  Net income increased by $19.1 million from a net loss of $10.1 million in the prior quarter on sharply increased demand.

Diluted earnings per share were $0.39 this quarter, down from $0.43 reported in the third quarter of fiscal 2008 and up from a net loss of $0.44 per share reported in the previous quarter.

CONFERENCE CALL
Cabot Microelectronics Corporation’s quarterly earnings conference call will be held today at 9:00 a.m. Central Time.  The live conference call will be available via webcast from the company’s website, www.cabotcmp.com, or by phone at (866) 788-0543.  Callers outside the U.S. can dial (857) 350-1681.  The conference code for the call is 70737948.  A replay will be available through August 20, 2009 via webcast at www.cabotcmp.com.  A transcript of the formal comments made during the conference call will also be available in the Investor Relations section of the company’s website.

ABOUT CABOT MICROELECTRONICS CORPORATION
Cabot Microelectronics Corporation, headquartered in Aurora, Illinois, is the world's leading supplier of CMP polishing slurries and growing CMP pad supplier to the semiconductor industry. The company's products play a critical role in the production of the most advanced semiconductor devices, enabling the manufacture of smaller, faster and more complex devices by its customers.  Since becoming an independent public company in 2000, the company has grown to approximately 900 employees on a global basis.  The company is also leveraging its expertise in CMP slurry formulation, materials and polishing techniques developed for the semiconductor industry and applying it to demanding surface modification applications in other industries. For more information about Cabot Microelectronics Corporation, visit www.cabotcmp.com or contact Amy Ford, Director of Investor Relations at (630) 499-2600.

SAFE HARBOR STATEMENT
This news release may include statements that constitute “forward looking statements” within the meaning of federal securities regulations. These forward-looking statements include statements related to: future sales and operating results; company and industry growth, contraction or trends; growth or contraction of the markets in which the company participates; international events or various economic factors; product performance; the generation, protection and acquisition of intellectual property, and litigation related to such intellectual property; new product introductions; development of new products, technologies and markets; the acquisition of or investment in other entities; uses and investment of the company’s cash balance; and the construction of facilities by Cabot Microelectronics Corporation. These forward-looking statements involve a number of risks, uncertainties, and other factors, including those described from time to time in Cabot Microelectronics’ filings with the Securities and Exchange Commission (SEC), that could cause actual results to differ materially from those described by these forward-looking statements.  In particular, see "Risk Factors" in the company's quarterly report on Form 10-Q for the quarter ended March 31, 2009 and in the company's annual report on Form 10-K for the fiscal year ended September 30, 2008, both filed with the SEC. Cabot Microelectronics assumes no obligation to update this forward-looking information.

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(Unaudited and amounts in thousands, except per share amounts)

	Quarter Ended			Nine Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2009	2009	2008	2009	2008

Revenue	$86,443	$45,399	$97,047	$194,859	$284,913

Cost of goods sold	46,143	32,689	51,638	113,143	152,455

Gross profit	40,300	12,710	45,409	81,716	132,458

Operating expenses:

Research, development & technical	10,901	12,621	12,730	35,636	36,583

Selling & marketing	5,207	5,261	7,176	16,441	20,367

General & administrative	9,043	10,590	12,642	30,959	36,337

Purchased in-process research and development	(90)	1,500	-	1,410	-

Total operating expenses	25,061	29,972	32,548	84,446	93,287

Operating income (loss)	15,239	(17,262)	12,861	(2,730)	39,171

Other income (expense), net	(42)	477	1,239	1,311	4,563

Income (loss) before income taxes	15,197	(16,785)	14,100	(1,419)	43,734

Provision (benefit) for income taxes	6,183	(6,672)	4,120	(436)	13,613

Net income (loss)	$9,014	$(10,113)	$9,980	$(983)	$30,121

Basic earnings (loss) per share	$0.39	$(0.44)	$0.43	$(0.04)	$1.29

Weighted average basic shares outstanding	23,113	23,107	23,132	23,066	23,411

Diluted earnings (loss) per share	$0.39	$(0.44)	$0.43	$(0.04)	$1.28

Weighted average diluted shares outstanding	23,154	23,107	23,163	23,066	23,441

CABOT MICROELECTRONICS CORPORATION
CONSOLIDATED CONDENSED BALANCE SHEETS
(Unaudited and amounts in thousands)

	June 30,	September 30,
	2009	2008
ASSETS:

Current assets:
Cash, cash equivalents and short-term investments	$171,237	$226,417
Accounts receivable, net	49,218	41,630
Inventories, net	45,099	47,466
Other current assets	18,133	15,079
Total current assets	283,687	330,592

Property, plant and equipment, net	123,738	115,843
Other long-term assets	83,253	31,002
Total assets	$490,678	$477,437

LIABILITIES AND STOCKHOLDERS' EQUITY:

Current liabilities:
Accounts payable	$11,469	$13,885
Capital lease obligations	1,189	1,129
Accrued expenses, income taxes payable and other current liabilities	15,722	22,787
Total current liabilities	28,380	37,801

Capital lease obligations	1,618	2,518
Other long-term liabilities	10,166	2,885
Total liabilities	40,164	43,204

Stockholders' equity	450,514	434,233
Total liabilities and stockholders' equity	$490,678	$477,437